MEMORIAL FUNDS

                          SHAREHOLDER SERVICE AGREEMENT

     AGREEMENT made this October 1, 2002, between Memorial Funds (the "Trust"), a Delaware Trust with its principal place of business at 555 North Lane, Suite 6160, Conshohocken, Pennsylvania 19428 and Parkway Advisors Group, Inc. d/b/a Parkway Solutions ("Parkway"), a Nevada corporation organized under the laws of the State of Nevada with its registered place of business at 6550 Director's Parkway, Abilene, Texas 79606.

     WHEREAS, the Trust has adopted a shareholder Service Plan (the "Service Plan") with respect to each series of the Trust (each a "Fund" and collectively the Fund") that authorizes the Trust to pay and all amounts of such payments to various persons; and

     WHEREAS, Parkway, pursuant to a Shareholder Service Agreement, dated October 1, 2002, receives fees from the Trust for maintaining and providing services to shareholder accounts of each series of the Trust and is willing to perform those services on the terms and conditions set forth in this Agreement.

     SECTION 1. SERVICES

     Parkway shall provide any of those services primarily intended for the servicing and maintenance of shareholder accounts of each Fund ("service activities") with respect to its various customers. Parkway shall not be obligated to perform any specific service for its clients. Parkway's appointment shall be nonexclusive and Parkway may enter into similar agreements with other persons. Parkway may act as, and be compensated for acting as, a Processing Organization pursuant to a separate agreement.

     SECTION 2. COMPENSATION

     (A) As compensation for Parkway's service activities with respect to each Fund, Trust shall pay Parkway fees in the amount listed on Appendix A to this Agreement (the "Payments"). The Payments shall be delivered by Parkway to Parkway to an account of Parkway's choice or any other source as Parkway may designate in writing.

     (B) The payments shall be accrued daily and paid monthly or at such other interval as the parties shall agree; provided, however, that in no event will Parkway be required to make any payments for service activities in an amount greater than that which are paid by the respective Fund for such services.

     (C) The Trust has adopted a shareholder services plan permitting the Trust to compensate financial institutions for acting as shareholder servicing agents for their customers. Under this plan, the Trust has entered into an agreement with Parkway. Parkway performs certain shareholder services not provided by the Transfer Agent and is paid fees at an annual rate of 0.25 percent of the average daily net assets of the share of the Fund owned by investors for which Parkway maintains a servicing relationship.

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     (D)  On behalf of each Fund,  Parkway may spend such amounts and incur such
          expenses  as  it  deems   appropriate  or  necessary  on  any  service
          activities. Parkway shall be solely liable for any expenses it incurs.

     SECTION 3. SERVICE AND DISTRIBUTION ACTIVITIES

     Expenses for service activities may include compensation to employees and expenses, including overhead and telephone and other communication expenses of Parkway. Service activities include (i) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services;
(ii) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (iii) assisting shareholders in arranging processing purchase, exchange and redemption transactions; (iv) arranging for the wiring of funds; (v) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts;
(vi) integrating  periodic statements with other shareholder  transactions;  and
(vii) providing such other related services as the shareholder may request or the Parkway may provide.

     SECTION 4. REPRESENTATIONS OF PARKWAY

     Parkway represents that:

     (a) the compensation payable to it under this Agreement in connection with the investment of its customers' assets in a fund (i) will be disclosed by Parkway to its customers, (ii) will be authorized by its customers, (iii) will not result in an excessive fee to Parkway, and
          (iv) will not result in fees to Parkway in violation of applicable federal and state laws and regulations;

     (b) if it is a member of the NASD, it shall abide by the Rules of Fair practice of the NASD;

     (c) in connection with sales and offers to sell shares of a Fund, it will furnish to or otherwise ensure that each person to whom any such sale or offer is made, a copy of the Fund's then current prospectus;

     (d) the performance of all its obligation hereunder will comply with all applicable laws and regulations, including any applicable Federal securities law and any requirements to deliver confirmations to its customers, the provision of its customers, the provisions of it charter documents and by laws and all material contractual obligations binding upon Parkway; and

     (e) after Parkway becomes so aware, it will promptly inform Parkway of any change in applicable laws or regulations (or interpretations thereof) or in its charter or by-laws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

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     SECTION 5. TRUST LITERATURE

     Parkway is not authorized to make any representations concerning shares of any Fund except those contained in the current prospectus and statement of additional information ("SAI") and printed information issued by the Trust as information supplemental to the prospectus. Parkway will supply Parkway upon its request with Prospectuses, SAIs, reasonable quantities of supplemental sales literature and additional information. Parkway agrees not to use other advertising or sales material relating to a Fund unless approved in writing by Parkway in advance of such use. Any printed information furnished by Parkway other than the then current prospectus and SAI, periodic reports and proxy solicitation materials are Parkway's sole responsibility and are not the responsibility of the Trust and the Trust shall have no liability or responsibility to Parkway in these respects unless expressly assumed in connection therewith. Parkway shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by Parkway and shall be held harmless by Parkway from and against any cost or loss arising therefrom.

     SECTION 6. REPORTS

     Parkway shall prepare and furnish to Parkway, at Parkway's reasonable request, written reports setting forth all amounts expended by Parkway and identifying the activities for which the expenditures were made.

     SECTION 7. INDEMNIFICATION

     Parkway agrees to indemnify and hold harmless Parkway from any claims, expenses, or liabilities incurred by Parkway as a result of any act or omission of Parkway.

     SECTION 8. EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective on the date hereof and upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

     (b)  This Agreement shall continue in effect indefinitely.

     (c) This Agreement may be terminated upon thirty (30) days' notice, written notice, without payment of any penalty, by any party hereto.

     SECTION 9. NOTICES

     Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed, postage prepaid to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

     SECTION 10. AMENDMENTS

     This Agreement may be amended by the parties at any time.

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     SECTION 11. USE OF THE TRUST'S NAME

     Parkway shall not use the name of the Trust or a Fund on any checks, bank drafts, Bank statements or forms for other than internal use in manner not approved by the Trust prior thereto in writing; providing however, that the approval of the Trust shall not be required for the use of the Trust's or Fund's name which merely refers in accurate and factual terms to the Trust or Fund in connection with Parkway's role hereunder or which is required by appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonable withheld or delayed.

     SECTION 12. MISCELLANEOUS

     (a) This Agreement shall be construed in accordance with the laws of the State of Texas.

     (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     (c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed all as of the day and year first above written.

MEMORIAL FUNDS:                            PARKWAY ADVISORS GROUP, INC.
                                           "PARKWAY SOLUTIONS"



BY: /S/ PAUL B. ORDONIO                    BY: /S/ CARL C. PETERSON
    -------------------------------            -----------------------------
    PAUL B. ORDONIO, VICE PRESIDENT            CARL C. PETERSON, PRESIDENT

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                                  APPENDIX "A"

Fees


The amount of fees associated with the services to be performed shall be assessed at an annual rate of 0.25 percent of the average daily net assets of the share of the Fund owned by investors for which Parkway Advisors Group, Inc. maintains a servicing relationship with the Fund(s).


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